Exhibit 23.4


                    IRVINE APARTMENT COMMUNITIES, L.P.
                      CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-27181 of Irvine Apartment Communities, L.P. on Form S-3 for the registration of up to $350,000,000 of debt securities of our reports dated June 18, 1997 on the statement of revenues and certain operating expenses of Renaissance Villas for the year ended December 31, 1996 appearing in the Current Report on Form 8-K/A of Irvine Apartment Communities, L.P., dated July 22, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Post-Effective Amendment.


                                                          DELOITTE & TOUCHE


Los Angeles, California

July 22, 1997